UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170
(Address of principal executive offices) (Zip Code)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

The Company has reached an agreement with the Minerals Management Service (MMS) with respect to the MMS' request for supplemental bonds or other acceptable security related to the Company's plugging and abandonment liability for federal property in the Gulf of Mexico.  The Company has provided performance bonds of approximately $11.2 million to date.  The agreement requires the Company to provide additional cash or other security of approximately $36.1 million (the total of $47.3 million is reduced from the $56 million total previously requested by the MMS), with one-half ($18.0 million) to be provided as a deposit on the date of the agreement, and the remainder to be deposited into a trust for the benefit of the MMS in equal quarterly payments of approximately $1.2 million in cash, commencing March 31, 2009.  The Company's deposit consisted of cash in the amount of approximately $1.3 million and a pledge of cash in the amount of approximately $16.7 million the Company is entitled to under its trust agreement signed at the time of the purchase of its East Bay property in 2000 to support the plugging and abandonment liability assumed by the Company in connection with that purchase.  The Company is obligated to provide cash or additional security acceptable to the MMS in lieu of this pledge by February 27, 2009.  The Company's agreement with the MMS provides that as the Company performs decommissioning work on the affected leases, the amount of the quarterly deposits required will be adjusted downward as assessed by the MMS, with reductions being applied to the last payments first.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2008
ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary